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                                                                    Exhibit 21

                                  WAM!NET Inc.

                              Corporate Structure

    (all subsidiaries are 100% directly or indirectly owned by Wam!Net Inc.)

WAM!NET Inc., a Minnesota corporation owns 100% of the following companies:

     WAM!NET International Inc., a Minnesota corporation
     FreeMail, Inc., a Minnesota corporation
     Medical Digital, Inc., a Minnesota corporation
     NetCo Communications of Canada, Inc., an Ontario corporation
     WAM!NET ROC (Belgium), a Belgium corporation
     WAM!NET Holdings (UK) Limited, a company incorporated under the laws of England and Wales which owns 100% of the following company:


          WAM!NET UK Limited, a company incorporated under the laws of England and Wales which owns 100% of the following companies:

             4-Sight International Limited, a company
               incorporated under the laws of England and Wales
             4-Sight Software Limited, a company incorporated
               under the laws of England and Wales
             4-Sight, Inc., a Delaware corporation (US)
             WAM!NET (Deutscheland) gmbH, a German corporation WAM!NET (Netherlands) B.V., a company organized under the laws of the Netherlands